Exhibit 5.1

January 23, 2015 GreenHunter Resources, Inc. 1048 Texan Trail Grapevine, Texas 76051	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201-2784 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen :

We have acted as counsel to GreenHunter Resources, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed sale of up to 3,333,334 shares of Company’s common stock (the “Shares”) and warrants to purchase up to an additional 1,166,667 shares of Company’s common stock (the “Warrants,” and the shares issuable upon exercise of the Warrants, the “Warrant Shares”). The Shares, the Warrants and the Warrant Shares are referred to herein as the “Securities.” The Securities are to be issued pursuant to the Registration Statement on Form S-3 (Registration No. 333-198051, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), which Registration Statement was declared effective by the Commission on October 24, 2014, including the base prospectus contained therein, and the prospectus supplement dated January 22, 2015 to be filed with the Commission relating to the offering of the Securities (together with the base prospectus, the “Prospectus”).

As counsel to the Company, we have examined such corporate records, certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we consider appropriate. We have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine and each individual who signed any of those documents had legal capacity and authority to do so; and (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents and all documents examined by us are duly authorized, executed and delivered by the parties thereto. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company. Without limiting the foregoing, we have examined the Placement Agency Agreement, dated January 22, 2015 between the Company and MLV & Co. LLC, the form of subscription agreement to be entered into by the Company and one or more purchasers of the Securities (each, a “Subscription Agreement”) and the form of Warrants.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that: (i) the Shares have been duly authorized and, upon payment therefor and delivery thereof in accordance with the Prospectus and the respective Subscription Agreement, will be duly and validly issued, fully paid and nonassessable; (ii) the Warrants have been duly authorized and, upon payment therefor and delivery thereof in accordance with the Prospectus and the respective Subscription Agreement and Warrant, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance; and (iii) the Warrant Shares have been duly authorized and, upon exercise of the respective Warrant and payment therefor and delivery of the Warrant Shares in accordance with the Prospectus and the respective Subscription Agreement and Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

GreenHunter Resources, Inc. January 23, 2014 Page 2

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations thereunder

Very truly yours,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP